Exhibit (d)(4)

RECIPROCAL CONFIDENTIALITY AGREEMENT

THIS RECIPROCAL CONFIDENTIALITY AGREEMENT (hereinafter the “Agreement”) is made as of this 16th day of August 2018, between CafePress Inc., having its principal place of business at 11909 Shelbyville Road, Louisville, Kentucky 40243 (“CafePress”) and District Photo, Inc., having its principal place of business at 10501 Rhode Island Avenue, Beltsville, MD 20705 (“Company”).

WHEREAS, in connection with discussions between Company and CafePress concerning a potential transaction between the parties, each party (as the “Disclosing Party”) may find it necessary and desirable to disclose to the other party (as the “Recipient”) certain information which is proprietary and/or confidential to the Disclosing Party.

NOW, THEREFORE, in consideration of the disclosure of Confidential Information by each party and each party’s willingness to protect the Confidential Information of the other party it is hereby agreed as follows:

1.    CONFIDENTIAL INFORMATION. For purposes of this Agreement, the term “Confidential Information” shall mean:

(a)    Any non-public information, know-how, data, program, software, process, method, procedure, protocol, design, drawing, diagram, formula, strategy, technology, algorithm, specification or work in progress, or other manufacturing, marketing, financial, business, technical or personnel information, as well as information pertaining to sales, suppliers, customers, employees, services, or business operations or plans, whether in oral, written, graphic, electronic or any other form, which is learned or disclosed in the course of the discussions and/or business dealings of the parties; and

(b)    Any document or other communication which is marked “confidential” or is known or should be known by the Recipient to be confidential or of a proprietary nature and is learned or disclosed in the course of the discussions and/or business dealings of the parties.

Confidential Information may also include information of third parties to whom the Disclosing Party has an obligation to treat the information as confidential. The Disclosing Party will have the sole discretion to determine the information it will disclose under this Agreement. Confidential Information will remain the property of the Disclosing Party at all times.

2.	TREATMENT OF CONFIDENTIAL INFORMATION.

(a)    The Recipient will not at any time disclose the Disclosing Party’s Confidential Information to any person, or use the Disclosing Party’s Confidential Information for any purpose other than determining the feasibility of a business relationship between the parties. The Recipient shall only disclose the Disclosing Party’s Confidential Information to those of its employees and agents who have a need to know such information for the purpose described above, and who are under an obligation of confidentiality with respect to such information at least as restrictive as that set forth in this Agreement.

(b)    The Recipient will use the same degree of care to protect the Disclosing Party’s Confidential Information as it uses to protect its own information of similar importance, but in no event less than reasonable care. The Recipient shall not reverse engineer, decompile or disassemble any equipment, software or other computer program disclosed to the Recipient under this Agreement.

(c)    The Recipient shall not export the Disclosing Party’s Confidential Information without the Disclosing Party’s written consent, and then only in compliance with all applicable law, rules and regulations.

3.    RETURN OF CONFIDENTIAL INFORMATION. The Recipient shall promptly return the Disclosing Party’s Confidential Information to the Disclosing Party upon termination of the business relationship between the parties, or upon request, if earlier.

4.    NON-PROTECTED INFORMATION. The Recipient’s obligations set forth in this Agreement shall not apply to:

(a)    Information that, at the time it is disclosed, is already in the Recipient’s rightful possession or available to it or its employees from any other source having no obligation not to disclose it, without obligation of confidentiality.

(b)    Information that is, or any time hereafter becomes, available to the public without breach of this Agreement by the Recipient.

(c)    Information that, after it is disclosed, is at any time obtained by the Recipient from any other person having no obligation not to disclose it, without obligation of confidentiality.

(d)    Information that is independently developed by the Recipient without use of or reference to the Confidential Information of the Disclosing Party.

5.    COURT ORDERED DISCLOSURE. Recipient shall not be liable for disclosure of the Disclosing Party’s Confidential Information if made in response to a valid order of a court or authorized agency of government or otherwise as required by law, rule or regulation, including without limitation, as necessary to comply with applicable securities regulations; provided that the Recipient provides reasonable notice to the Disclosing Party so that the Disclosing Party may seek to prevent or limit such disclosure, or to obtain confidential treatment for such disclosure.

6.    TERM. The period during which disclosures may be made under this Agreement (the “Disclosure Period”) shall be one (1) year, and the obligations of confidentiality set forth herein shall continue for a period of three (3) years following the expiration of the Disclosure Period, except that with respect to trade secret information, the obligations of confidentiality shall continue indefinitely.

7.    NO LICENSE; NO WARRANTY. Neither the disclosures made under this Agreement, nor this Agreement, shall be construed to convey any right, title, interest, or copyright in any Confidential Information or any license to use, sell, exploit, copy or develop further any Confidential Information. This Agreement, and the disclosures made hereunder, do not in any way bind the parties to enter into or continue a business relationship of any type with the other. ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS”, WITHOUT EXPRESS OR IMPLIED WARRANTY OF ANY KIND, INCLUDING BUT NOT LIMITED TO WARRANTIES OF ACCURACY, COMPLETENESS OR NON-INFRINGEMENT, AND ANY SUCH WARRANTIES ARE HEREBY DISCLAIMED.

8.    GOVERNING LAW. This Agreement shall be construed for all purposes in accordance with the law of the Commonwealth of Kentucky, exclusive of its choice of law principles. The Kentucky federal or state courts for Jefferson County will have exclusive jurisdiction and venue over any dispute arising out of or relating to this Agreement, and each party hereby irrevocably consents to the personal jurisdiction of and venue in such courts.

9.    SEVERABILITY. If any of the provisions of this Agreement is declared void, invalid or unenforceable, such provisions shall be severed from this Agreement, which shall otherwise remain in full force and effect.

10.    REMEDIES. The parties agree that, if there is a breach of this Agreement by either party, the other shall have all remedies available to it in law and/or equity. The Recipient acknowledges that its breach of this Agreement will result in immediate and irreparable harm to the Disclosing Party, for which there will be no adequate remedy at law, and that in such event the Disclosing Party will be entitled to seek appropriate equitable relief as may be granted by a court of competent jurisdiction.

11.    ATTORNEY FEES. In the event any suit or other action is commenced to construe or enforce any provision of this Agreement, the prevailing party, in addition to all other amounts, shall be entitled to reasonable attorney’s fee and court costs.

12.    ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matters addressed herein, and supersedes any and all prior and contemporaneous agreements (whether oral or written) between the parties regarding such subject matter. This Agreement may not be amended, modified or waived, in whole or in part, except in writing signed by both parties. A party’s failure to require performance will not affect the right to require performance at any later time.

13.    ASSIGNEES AND SUCCESSORS. Neither party may assign this Agreement without the other party’s written consent, except that no consent is needed for an assignment of this Agreement in connection with a merger, acquisition, reorganization or sale of all or substantially all of a party’s assets. Any assignment in violation of this Agreement will be void. This Agreement shall benefit and be binding upon the parties hereto and their respective, permitted assignees and successors.

14.    COUNTERPARTS. This Agreement may be executed by facsimile and/or in counterparts.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date set forth above.

CafePress Inc.	District Photo, Inc.

/s/ Ekumene M. Lysonge	/s/ Kurt Sturn
Signature	Signature

Ekumene M. Lysonge	Kurt Sturn
Name (please print)	Name (please print)

Vice President & General Counsel	Director
Title (please print)	Title (please print)